PRESS RELEASE

FOR IMMEDIATE RELEASE

Optimal Group Renews its

Normal Course Stock Buyback Program

Montreal, Quebec, November 14, 2008 —On November 5, 2008, Optimal Group Inc. (NASDAQ:OPMR) announced its intention to renew its normal course stock buyback program following the expiry on November 20, 2008 of its current stock buyback program. The number of Class “A” shares that may be purchased for cancellation under the renewed stock buyback program will not exceed, during the 12-month period of the program, 1,290,000 shares or approximately 5% of the 25,829,090 Class “A” shares outstanding as at November 13, 2008. Optimal may purchase the Class “A” shares on the open market through the facilities of the Nasdaq Stock Market from time to time over the course of 12 months commencing November 21, 2008 and ending on November 20, 2009 and the price which the Company will pay for any such shares will be the market price of such shares at the time of acquisition.

The funding for any purchases made under the stock buyback program will be provided from the general funds of the Company. By making such purchases, the number of Class “A” shares in circulation will be reduced and the proportionate share interest of all remaining holders of Class “A”shares will be increased on a pro rata basis. All shares purchased under the stock buyback program will be cancelled.

The directors of the Company have concluded that purchases from time to time (if it is considered advisable) of Class “A” shares under the stock buyback program are an appropriate and desirable investment for the Company and, therefore, would be in the best interests of the Company.

For more information about Optimal, please visit the Company’s website at www.optimalgrp.com.

Gary Wechsler

Chief Financial Officer

Optimal Group Inc.

(514) 738-8885

gary@optimalgrp.com